Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sprint Nextel Corporation:
We consent to the incorporation by reference in the registration statement on Form S-3 of Sprint Nextel Corporation of our report dated February 26, 2010, with respect to the consolidated balance sheets of Sprint Nextel Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Sprint Nextel Corporation incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated February 26, 2010 refers to the adoption of recently issued accounting guidance regarding accounting for business combinations and equity method investments in 2009.
/s/ KPMG LLP

Kansas City, Missouri
December 20, 2010